Exhibit 99

J.B. Hunt Transport Services, Inc	Contact:	David G. Mee
615 J.B. Hunt Corporate Drive		Executive Vice President,
Lowell, Arkansas 72745		Finance and Administration
(NASDAQ: JBHT)		and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND RECORD EARNINGS FOR THE THIRD QUARTER 2011

▪	Third Quarter 2011 Revenue:	$1.17 billion; up 19%
▪	Third Quarter 2011 Operating Income:	$119 million; up 30%
▪	Third Quarter 2011 EPS:	57 cents vs. 41* cents

*3Q 2010 results included $4.0 million of pretax expense (2 cents per diluted share) related to a charitable contribution.

LOWELL, ARKANSAS, October 13, 2011 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced record third quarter 2011 net earnings of $68.7 million, or diluted earnings per share of 57 cents vs. third quarter 2010 net earnings of $52.2 million, or 41 cents per diluted share.  Third quarter 2010 results included $4.0 million of pretax expense related to a commitment to the Arkansas Children’s Hospital which reduced net earnings by 2 cents per diluted share.

Total operating revenue for the current quarter was $1.17 billion, compared with $986 million for the third quarter 2010.  All four segments contributed to this increase in operating revenue.  Load growth of 15% in Intermodal (JBI) and 14% in Integrated Capacity Solutions (ICS) helped drive 24% and 21% increases in segment revenue, respectively.  Our Dedicated Contract Services (DCS) segment increased operating revenue by 16% primarily from new accounts, while Truck (JBT) segment revenue rose 2% due to higher rates and an increase in fuel surcharges.  Current quarter total operating revenue, excluding fuel surcharges, increased 11% vs. the comparable quarter 2010.

Operating income for the current quarter totaled $119 million vs. $91 million for the third quarter 2010.  Again, all four segments contributed to this increase in operating income with JBI accounting for nearly $18 million of the increase, while DCS, ICS and JBT combined to add approximately $9.0 million.

Net earnings rose 32% to $68.7 million in the current quarter from $52.2 million in 2010, primarily due to the growth of revenue, the reduction in charitable contribution expense and other cost efficiencies. The effective income tax rate for the quarter was 38.5% in both 2011 and 2010.

“Combining the right mix of services and the commitment of our people, we overcame less predictable freight patterns and some weather related events to produce another record quarter.  We continued to invest capital in businesses that show resiliency despite the ongoing concern many have expressed about the economy.  Intermodal, DCS and ICS all delivered double digit growth year over year in both revenue and operating income, while our Truck business yielded modest growth in both categories.  In addition to improving trends in our business units, we were also able to repurchase approximately 4.0 million shares of stock during the current quarter using our strong balance sheet and cash flow generation,” said John N. Roberts, JBHT President and CEO.

Segment Information:

Intermodal (JBI)
▪	Third Quarter 2011 Segment Revenue:	$691 million; up 24%
▪	Third Quarter 2011 Operating Income:	$78.4 million; up 30%

JBI load volume grew 15% on the continued success of converting freight from over-the-road to intermodal.  Our eastern network grew 31% and our transcontinental volume grew 8% over prior year reflecting a later start to peak shipping season.  Overall revenue grew 24% as a result of the volume growth, fuel surcharge increases, and a 4% increase in rates, excluding fuel surcharge.

The weather related interruptions in the northeast negatively impacted our driver productivity, customer service and container utilization for the current quarter; however the overall impact on volume and cost was minimal.  The improvement in overall operating income can be partially attributed to a reduction in the number of empty repositioning moves compared to third quarter 2010, due to the later start to peak shipping season and additional container capacity.  The current quarter ended with almost 52,000 units of trailing capacity and approximately 3,100 tractors in our dray fleet.

Dedicated Contract Services (DCS)
▪	Third Quarter 2011 Segment Revenue:	$269 million; up 16%
▪	Third Quarter 2011 Operating Income:	$29.7 million; up 34%

DCS revenue increased 16% during the current quarter vs. 2010, while revenue, excluding fuel surcharges, increased 10%.  The increase in revenue related to an increase in truck count as a result of new contracts awarded.  Productivity (revenue per truck per week) was virtually the same as the third quarter 2010.

Operating income increased 34% vs. the same quarter 2010.  The increase in operating income primarily related to improved cost controls, the transfer of assets to more profitable accounts, and the increase in revenue partly related to a higher truck count.

Truck (JBT)
▪	Third Quarter 2011 Segment Revenue:	$127 million; up 2%
▪	Third Quarter 2011 Operating Income:	$6.8 million; up 4%

JBT earned $6.8 million in operating income compared to $6.5 million in the same quarter of 2010.  Excluding fuel surcharges, revenue for the current quarter decreased 5% on a 7% reduction in tractors year over year.  At the end of the quarter, our tractor count was 2,605 compared to 2,793 in 2010.

Utilization increased 1% and rates per mile excluding fuel surcharges increased 2.4% vs. the same quarter 2010.  Rates from consistent shippers improved 3% year over year.  Demand was softer vs. third quarter 2010 resulting in fewer yield management opportunities that negatively affected the overall rate per mile.  Improvements in safety and accident costs and gains on equipment trades were partly offset with increases in driver wages and higher fuel costs, excluding fuel surcharges.

Integrated Capacity Solutions (ICS)
▪	Third Quarter 2011 Segment Revenue:	$93 million; up 21%
▪	Third Quarter 2011 Operating Income:	$3.8 million; up 43%

ICS revenue increased 21% in the current quarter vs. the third quarter 2010, due to a 14% increase in load volume, higher pricing in our transactional business and an increase in the cost of fuel.  Gross profit (gross revenue less purchased transportation expense) increased 14% to $12.6 million from third quarter 2010.  Gross profit margin decreased to 13.5% in the current quarter vs. 14.3% last year due to higher fuel prices and increased transportation costs.  Lower overhead costs and operating leverage gained from a more experienced workforce contributed to the operating income increase compared with the third quarter 2010.

Our carrier base increased 16% during the current quarter to over 28,000 carriers and our employee count at period end increased 12% to 369 vs. third quarter 2010.

Cash Flow and Capitalization:

At September 30, 2011, we had a total of $768 million outstanding on various debt instruments compared to $649 million at September 30, 2010 and $654 million at December 31, 2010.

Our net capital expenditures for the nine months ended September 30, 2011 approximated $324 million compared to $145 million for the same period 2010.  At September 30, 2011, we had cash and cash equivalents of $7.7 million.

During the nine months ended September 30, 2011, we used $246 million to purchase approximately 6.0 million shares of our common stock.  At September 30, 2011, we had approximately $3.0 million remaining under a previously announced $500 million share repurchase authorization.  Actual shares outstanding at September 30, 2011 approximated 117 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2010. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30
	2011		2010
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$947,381		$854,836
Fuel surcharge revenues	223,889		131,188
Total operating revenues	1,171,270	100.0%	986,024	100.0%

Operating expenses
Rents and purchased transportation	552,509	47.2%	446,721	45.3%
Salaries, wages and employee benefits	255,982	21.9%	237,353	24.1%
Fuel and fuel taxes	117,779	10.1%	84,592	8.6%
Depreciation and amortization	54,404	4.6%	49,808	5.1%
Operating supplies and expenses	43,164	3.7%	39,905	4.0%
Insurance and claims	11,042	0.9%	11,543	1.2%
General and administrative expenses, net of asset dispositions	6,114	0.5%	13,147	1.2%
Operating taxes and licenses	7,095	0.6%	6,790	0.7%
Communication and utilities	4,501	0.4%	4,675	0.5%
Total operating expenses	1,052,590	89.9%	894,534	90.7%
Operating income	118,680	10.1%	91,490	9.3%
Net interest expense	7,145	0.6%	6,662	0.7%
Earnings before income taxes	111,535	9.5%	84,828	8.6%
Income taxes	42,885	3.6%	32,659	3.3%
Net earnings	$68,650	5.9%	$52,169	5.3%
Average diluted shares outstanding	121,126		126,404
Diluted earnings per share	$0.57		$0.41

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30
	2011		2010
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,703,670		$2,403,695
Fuel surcharge revenues	618,235		369,778
Total operating revenues	3,321,905	100.0%	2,773,473	100.0%

Operating expenses
Rents and purchased transportation	1,542,901	46.4%	1,240,951	44.7%
Salaries, wages and employee benefits	743,470	22.4%	673,852	24.3%
Fuel and fuel taxes	347,030	10.4%	249,511	9.0%
Depreciation and amortization	158,312	4.8%	146,968	5.3%
Operating supplies and expenses	120,789	3.6%	114,512	4.1%
Insurance and claims	32,531	1.0%	34,743	1.3%
General and administrative expenses, net of asset dispositions	20,511	0.7%	28,628	1.1%
Operating taxes and licenses	20,626	0.6%	20,032	0.7%
Communication and utilities	13,789	0.4%	13,999	0.5%
Total operating expenses	2,999,959	90.3%	2,523,196	91.0%
Operating income	321,946	9.7%	250,277	9.0%
Net interest expense	22,286	0.7%	19,767	0.7%
Earnings before income taxes	299,660	9.0%	230,510	8.3%
Income taxes	115,219	3.4%	88,746	3.2%
Net earnings	$184,441	5.6%	$141,764	5.1%
Average diluted shares outstanding	122,784		128,559
Diluted earnings per share	$1.50		$1.10

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended September 30
	2011		2010
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$691,283	59%	$559,028	57%
Dedicated	268,752	23%	232,395	23%
Truck	127,133	11%	124,049	13%
Integrated Capacity Solutions	93,163	8%	76,924	8%
Subtotal	1,180,331	101%	992,396	101%
Intersegment eliminations	(9,061)	(1%)	(6,372)	(1%)
Consolidated revenue	$1,171,270	100%	$986,024	100%

Operating income

Intermodal	$78,388	66%	$60,347	66%
Dedicated	29,726	25%	22,118	24%
Truck	6,816	6%	6,530	7%
Integrated Capacity Solutions	3,844	3%	2,692	3%
Other (1)	(94)	(0%)	(197)	(0%)
Operating income	$118,680	100%	$91,490	100%

	Nine Months Ended September 30
	2011		2010
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$1,944,160	59%	$1,553,180	56%
Dedicated	771,374	23%	668,905	24%
Truck	376,204	11%	361,427	13%
Integrated Capacity Solutions	256,936	8%	207,986	8%
Subtotal	3,348,674	101%	2,791,498	101%
Intersegment eliminations	(26,769)	(1%)	(18,025)	(1%)
Consolidated revenue	$3,321,905	100%	$2,773,473	100%

Operating income

Intermodal	$217,557	68%	$167,347	67%
Dedicated	75,731	23%	62,794	25%
Truck	19,595	6%	14,301	6%
Integrated Capacity Solutions	9,037	3%	6,014	2%
Other (1)	26	0%	(179)	(0%)
Operating income	$321,946	100%	$250,277	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2011	2010
Intermodal

Loads	320,889	279,786
Average length of haul	1,723	1,777
Revenue per load	$2,154	$1,998
Average tractors during the period *	3,057	2,610

Tractors (end of period)
Company-owned	2,896	2,554
Independent contractor	202	74
Total tractors	3,098	2,628

Net change in trailing equipment during the period	1,733	1,763
Trailing equipment (end of period)	51,922	43,130
Average effective trailing equipment usage	51,107	42,299

Dedicated

Loads	375,666	353,638
Average length of haul	206	198
Revenue per truck per week**	$4,212	$3,972
Average trucks during the period***	4,917	4,499

Trucks (end of period)
Company-owned	4,559	4,145
Independent contractor	16	23
Customer-owned (Dedicated operated)	331	350
Total trucks	4,906	4,518

Trailing equipment (end of period)	11,206	10,404
Average effective trailing equipment usage	12,849	12,471

Truck

Loads	111,525	115,322
Average length of haul	508	530
Loaded miles (000)	56,448	60,447
Total miles (000)	64,772	69,585
Average nonpaid empty miles per load	71.3	69.5
Revenue per tractor per week**	$3,825	$3,443
Average tractors during the period *	2,569	2,797

Tractors (end of period)
Company-owned	1,640	1,749
Independent contractor	965	1,044
Total tractors	2,605	2,793

Trailers (end of period)	9,141	10,492
Average effective trailing equipment usage	7,975	8,975

Integrated Capacity Solutions

Loads	65,269	57,016
Revenue per load	$1,427	$1,349
Gross profit margin	13.5%	14.3%
Employee count (end of period)	369	330
Approximate number of third-party carriers (end of period)	28,650	24,800

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2011	2010

Intermodal

Loads	915,302	789,446
Average length of haul	1,726	1,775
Revenue per load	$2,124	$1,967
Average tractors during the period *	2,863	2,486

Tractors (end of period)
Company-owned	2,896	2,554
Independent contractor	202	74
Total tractors	3,098	2,628

Net change in trailing equipment during the period	6,256	2,960
Trailing equipment (end of period)	51,922	43,130
Average effective trailing equipment usage	49,269	40,747

Dedicated

Loads	1,089,807	1,028,518
Average length of haul	203	197
Revenue per truck per week**	$4,177	$3,915
Average trucks during the period***	4,777	4,433

Trucks (end of period)
Company-owned	4,559	4,145
Independent contractor	16	23
Customer-owned (Dedicated operated)	331	350
Total trucks	4,906	4,518

Trailing equipment (end of period)	11,206	10,404
Average effective trailing equipment usage	12,791	12,289

Truck

Loads	330,958	355,570
Average length of haul	516	520
Loaded miles (000)	169,298	182,637
Total miles (000)	193,857	208,957
Average nonpaid empty miles per load	69.4	65.8
Revenue per tractor per week**	$3,839	$3,346
Average tractors during the period*	2,544	2,816

Tractors (end of period)
Company-owned	1,640	1,749
Independent contractor	965	1,044
Total tractors	2,605	2,793

Trailers (end of period)	9,141	10,492
Average effective trailing equipment usage	8,077	9,525

Integrated Capacity Solutions

Loads	189,578	169,188
Revenue per load	$1,355	$1,229
Gross profit margin	13.4%	14.3%
Employee count (end of period)	369	330
Approximate number of third-party carriers (end of period)	28,650	24,800

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$7,747	$7,651
Accounts Receivable	424,634	351,187
Prepaid expenses and other	45,009	103,807
Total current assets	477,390	462,645
Property and equipment	2,567,669	2,338,336
Less accumulated depreciation	911,285	858,852
Net property and equipment	1,656,384	1,479,484
Other assets	28,882	19,531
	$2,162,656	$1,961,660

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$50,000	$200,000
Trade accounts payable	275,673	192,103
Claims accruals	37,660	32,641
Accrued payroll	68,356	57,149
Other accrued expenses	33,164	19,191
Deferred income taxes	22,362	8,865
Total current liabilities	487,215	509,949

Long-term debt	718,034	454,207
Other long-term liabilities	46,293	39,480
Deferred income taxes	413,483	385,003
Stockholders' equity	497,631	573,021
	$2,162,656	$1,961,660

Supplemental Data
(unaudited)

	September 30, 2011	December 31, 2010

Actual shares outstanding at end of period (000)	116,731	121,490

Book value per actual share outstanding at end of period	$4.26	$4.72

	Nine Months Ended September 30
	2011	2010

Net cash provided by operating activities (000)	$497,923	$330,237

Net capital expenditures (000)	$324,266	$145,360